Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of American Beacon Funds and to the use of our report dated November 28, 2012 on the financial statements and financial highlights of SGA Global Growth Fund, a series of Investment Managers Series Trust. Such financial statements and financial highlights appear in the 2012 Annual Report to Shareholders of SGA Global Growth Fund, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

August 9, 2013